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Board of Directors                                         PIET L.A.M. SCHROEDER
Deere & Company                                                   +31 20-5517462
One John Deere Road
Moline, IL 61265 U.S.A.


Board of Directors of
John Deere B.V.
Energiestraat 16
5961 PT Horst
The Netherlands


July 9, 2002
03123931-000001/PLS/LCD


Dear Sirs,

We have been asked to render an opinion on behalf of John Deere B.V. (the "COMPANY") in connection with the Registration Statement on Form S-3 (the "REGISTRATION STATEMENT"), dated 9 July 2002, being filed with the Securities and Exchange Commission (the "COMMISSION") under the Securities Act of 1933, as amended, relating to the offering from time to time, as set forth in the prospectus contained in the Registration Statement (the "PROSPECTUS") and as to be set forth in one or more supplements to the Prospectus (each such supplement, a "PROSPECTUS SUPPLEMENT"), of the Company's unsecured senior debt securities unconditionally guaranteed by Deere & Company (the "GUARANTEE") with an aggregate issue price as set forth in the Registration Statement (the "GUARANTEED DEBT SECURITIES").

Guaranteed Debt Securities will be issued by the Company under an indenture, dated as of 30 March 2001 (the "GUARANTEED DEBT INDENTURE"), among the Company, Deere & Company, which acts as guarantor, and JPMorgan Chase Bank

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(formerly: The Chase Manhattan Bank), as trustee (the "GUARANTEED DEBT
TRUSTEE"), as supplemented from time to time.

Words and expressions defined in the Guaranteed Debt Indenture will, unless otherwise defined herein, have the same meanings when used in this letter.

For the purpose of giving this opinion we have examined and relied upon the following documents:

(a)      the Registration Statement;

(b)      a copy of the executed Guaranteed Debt Indenture;

(c) a copy of the proposed form of distribution agreement, among the Company, Deere & Company, as Guarantor, and the agents for medium-term notes identified in the Prospectus Supplement filed with the Registration Statement (the "DISTRIBUTION AGREEMENT");

(d) the resolutions of the board of managing directors of the Company , dated 5 July 2000, approving, inter alia, the entering into of the Guaranteed Debt Indenture;

(e) the resolutions of the general meeting of shareholders of the Company, dated 12 October 2000, approving, inter alia, the entering into of the Guaranteed Debt Indenture;

(f) the resolutions of the board of managing directors of the Company, dated 29 May 2002, approving the entering into of the Documents (as defined below);

(g) the resolutions of the general meeting of shareholders of the Company, dated 6 June 2002, approving the entering into of the Documents;

(h) an excerpt dated 8 July 2002 from the Commercial Register of the Chamber of Commerce for North and Middle Limburg (the "CHAMBER OF COMMERCE") regarding the registration of the Company with the Chamber of Commerce under number 12041265 (the "EXCERPT");

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(i)      a copy of the articles of association of the Company dated 6 April
         2000, which pursuant to the Excerpt are the Company's current articles of association;

(j) a copy of the Company's registration, dated 20 February 2002, with the Dutch Central Bank (DE NEDERLANDSCHE BANK N.V.) pursuant to the Regulation of 4 February 1993 as amended by the Minister of Finance's Regulation of 21 December 2001 implementing article 1 sub-paragraph 3 of the Act on the Supervision of the Credit Institutions 1992 (WET TOEZICHT KREDIETWEZEN 1992, the "BANKING ACT");

(k) a certificate addressed to Baker & McKenzie substantially in the form of Annex 1 hereto;

The documents referred to under (a) through (c) above are together referred to as the "DOCUMENTS" and each individually as a "DOCUMENT". The documents referred to under (d) through (k) above are together referred to as the "CORPORATE DOCUMENTS". The documents referred to under (d) through (g) above are together referred to as the "RESOLUTIONS".

Except as stated above, we have not examined any documents entered into by or affecting the Company or any corporate records of the Company and have not made any other enquiries concerning the Company.

For the purpose of this opinion, we have assumed (without making any investigation) that:

(i) the genuineness of all signatures on all documents or on the originals thereof;

(ii) the authenticity and completeness of all documents submitted to us as originals and the conformity to originals of all conformed, copied, faxed or specimen documents and that all documents examined by us as draft or execution copy conform to the final and executed documents;

(iii) the power, capacity (corporate and otherwise) and authority of all parties (other than the Company) to enter into and perform their obligations under the Documents and the legal capacity
         (HANDELINGSBEKWAAMHEID) of all

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         individuals acting on behalf of any of the parties (including those individuals acting on behalf of the Company);

(iv) that each party to any Document (other than the Company) has been duly incorporated and organised and is validly existing and in good standing (where such concept is legally relevant) under the laws of its jurisdiction of incorporation and of the jurisdiction of their principal place of business;

(v) that (i) the Documents have been duly authorised and validly executed and delivered by all parties thereto (other than the Company), and (ii) under any applicable law other than Dutch law the Documents have been duly executed and delivered by each of the parties thereto;

(vi) the due compliance with all matters (including without limitation the obtaining of the necessary consents, licenses, approvals and authorisations, the making of the necessary filings, lodgements, registrations and notifications and the payment of stamp duties, if any, and other taxes) under any law other than the laws of the Netherlands as may relate to or be required in respect of (a) the Documents, (b) their lawful execution, (c) the parties thereto (including the Company) or other persons affected thereby, (d) the performance or enforcement by or against the parties (including the Company) or such other persons, (e) the borrowing of monies and the vesting or perfection of any security interest contemplated thereby or
         (f) the creation of valid and legally binding obligations of all parties to the Documents (including the Company) enforceable against such parties in accordance with their respective terms;

(vii) that any obligations under the Documents which are to be performed in any jurisdiction outside the Netherlands will not be illegal or contrary to public policy under the laws of that jurisdiction;

(viii) the accuracy, completeness, validity and binding effect of the Corporate Documents and the factual matters certified or evidenced thereby at the date hereof;

(ix) that nothing in this opinion is affected by the provisions of any law (other than the laws of the Netherlands);

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(x)      that none of the Documents and the transactions contemplated thereby or connected therewith (whether individually or seen as a whole) are or will result in a breach of the laws of any relevant jurisdiction other than that of the Netherlands (including for the avoidance of doubt the tax laws) or are intended to avoid the applicability or the consequences of such laws in a manner that is not permitted thereunder;

(xi) that the Company has not passed a resolution to voluntarily dissolve (ONTBINDEN), merge (FUSEREN) or de-merge (SPLITSEN) the Company and no petition has been presented nor order made by a court for the bankruptcy (FAILLISSEMENT) or moratorium of payment (SURSEANCE VAN BETALING) of the Company and no receiver, trustee, administrator or similar officer has been appointed in respect of the Company or its assets and that no decision has been taken to dissolve (ONTBINDEN) the Company by (i) the competent Chamber of Commerce under article 19a book 2 of the Dutch Civil Code or (ii) the competent District Court (RECHTBANK) under article 21 or 22 book 2 of the Dutch Civil Code.

         Although not constituting conclusive evidence thereof, our assumption is supported (in as far as it relates to the date hereof) by information obtained by telephone today from the Bankruptcy's Clerk Office (FAILLISSEMENTSGRIFFIE) of the District Court of Roermond (being the competent court in view of the Company's corporate seat being at Horst) and from the Chamber of Commerce;

(xii) that under the laws of the State of New York to which the Documents (including the Guaranteed Debt Securities issued pursuant thereto and in accordance therewith) are expressed to be subject and under all other relevant laws (other than those of the Netherlands):

         (a) the Documents constitute and will at all times constitute valid and legally binding obligations of all parties thereto (including the Company), enforceable in accordance with their terms;

         (b) the choice of the laws of the State of New York as the governing law of the Documents is a valid and binding selection;

         (c) the submission by the Company to the jurisdiction of the Courts of New York is valid and binding upon the Company;

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         (d)      the appointment by the Company of a process agent pursuant to
                  Article I, Section 113 of the Guaranteed Debt Indenture as its authorised agent upon whom documents may be served constitutes a valid, binding and effective appointment;

(xv) that the execution of the Documents by the Company and the performance of the transactions contemplated thereby are in the best corporate interest of the Company and not prejudicial to its creditors;

(xvi) that none of the managing directors of the Company has a conflict of interest with the Company in respect any of the Documents or the transactions contemplated thereby that would preclude such managing director from validly representing the Company (or granting a power of attorney in respect of the execution of such Documents on behalf of the Company);

(xvii)   that at all times:

         (x) not less than 95% of the Company's balance sheet total will be lent to or invested in the ultimate parent company of which the Company is a subsidiary (DOCHTERMAATSCHAPPIJ) or direct or indirect subsidiaries (DOCHTERMAATSCHAPPIJEN) of such ultimate parent company; and

         (y) all borrowings by the Company, except from parties within a "restricted circle" (BESLOTEN KRING) or from "professional market parties" (PROFESSIONELE MARKTPARTIJEN) (within the meaning of such terms as used in Ministerial Regulation dated 26 June 2002 from the Dutch Ministry of Finance published in the Official State Gazette (STAATSCOURANT) nr. 120 dated 27 June 2002, implementing article 1 sub-paragraph 3 of the Act on the Supervision of the Credit Institutions 1992 (WET TOEZICHT KREDIETWEZEN 1992)) are secured either (i) by an unconditional guarantee or by a commitment to provide the Company at all times with sufficient funds to meet the Company's obligations when due, PROVIDED that (a) such guarantee or commitment is given by an entity of which the Company is a direct or indirect subsidiary and (b) such entity has a positive consolidated net equity (EIGEN VERMOGEN) throughout the terms of such guarantee or commitment or (ii) by an unconditional guarantee issued by a credit institutions (KREDIETINSTELLINGEN) licensed or

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                  recognised under Dutch law or by a comparable institution
                  which is established in a member state of the European Union, the United States of America, Japan, Australia, Canada or Switzerland and which is subject to supervision; or

         that the Company will for any other reason be exempt from the status of credit institution (KREDIETINSTELLING) under or pursuant to the Act on the Supervision of the Credit Institutions 1992, as amended or re-enacted from time to time.

We have not been concerned with investigating or verifying the accuracy of the facts, representations and warranties set out in the Documents and to the extent that the accuracy of such facts, representations and warranties and of any facts stated in any other document on which we have reasonably relied in giving this opinion, is relevant to the contents of this opinion, we have assumed that such facts are correct.

We do not express an opinion on the completeness or accuracy of the representations or warranties made by the parties to the Documents, matters of fact, matters of law (other than the laws of the Netherlands), international law, including, without limitation, the law of the European Union, and tax and anti-trust law, except to the extent that those representations and warranties and matters of fact and law are explicitly covered by the opinions below and except to the extent the law of the European Union (other than anti-trust and tax law) has direct force and effect in the Netherlands. No opinion is given on commercial, accounting, tax or non-legal matters or on the ability of the parties to meet their financial or other obligations under the Documents.

Based upon and subject to the foregoing and subject to any matters, documents or events not disclosed to us by the parties concerned and having regard to such legal consideration as we deem relevant, and subject to the qualifications listed below we are of the opinion that under the laws of the Netherlands as at present in effect:

1. The Guaranteed Debt Indenture has been duly authorized, executed and delivered by the Company and assuming due authorization, execution and delivery thereof by the other parties thereto, constitutes a valid and legally binding instrument of the Company enforceable against the Company in accordance with its terms.

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2.       The Guaranteed Debt Securities have been duly authorized and, when the final terms thereof have been duly established and approved and when duly executed by the Company, in each case pursuant to the authority granted in the Resolutions, and authenticated by the Guaranteed Debt Trustee in accordance with the Guaranteed Debt Indenture and delivered to and paid for by the purchasers thereof, and provided that any offer of the Guaranteed Debt Securities or any announcement of such offer is permitted under the Dutch Act on the Supervision of the Securities Trade 1995 (WET TOEZICHT EFFECTENVERKEER 1995 or the "DUTCH SECURITIES ACT"), will constitute valid and legally binding obligations of the Company entitled to the benefits of the Guaranteed Debt Indenture.

3. Under the Dutch Securities Act, the Guaranteed Debt Securities may not be offered in or outside the Netherlands outside a restricted circle and such offer may not be announced by advertisement or documents unless the following requirements are met:

         (i) the offered securities have been admitted or are likely to be admitted to a Netherlands recognized securities exchange; or

         (ii) in respect of the offer a prospectus is generally available which complies with the pertinent rules and regulations under and pursuant to the Act, provided that reference to prospectus is made in every written communication of the offer; or

         (iii) an exception, exemption or dispensation from the prohibition to offer applies under or pursuant to the Act and the requirements of such exception, exemption or dispensation is fully complied with.

4. The choice of the laws of the State of New York as the law governing the Guaranteed Debt Indenture, the Distribution Agreement and the Guaranteed Debt Securities will generally be recognized and applied by the Dutch courts;

5. There is no treaty regarding the recognition and enforcement of judicial decisions between the U.S. and the Netherlands. Therefore, a final judgment for a definite sum duly obtained against the Company from a court of the State of New York or any New York State or U.S. Federal Court sitting in New York City will not be recognized and enforced by a Dutch court and it will be necessary to bring the matter before the competent Dutch court. The

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         claimant(s) may, in the course of these proceedings, submit the judgment rendered by the New York or U.S. Federal court sitting in New York City. Under current practice, a Dutch court normally will issue a judgment incorporating the judgment rendered by such court in a civil matter if it finds that (i) such court had jurisdiction over the original proceedings, (ii) the judgment was obtained in compliance with principles of due process, (iii) the judgment is final and conclusive such that all appeals have been exhausted and no other remedy could be obtained from a judicial body, and (iv) the judgment does not contravene the public policy or the public order of the Netherlands.

The opinion expressed above is subject to the following qualifications:

(i) Enforcement before the courts of the Netherlands will be subject to the degree to which the relevant obligations are enforceable under their governing law, to the nature of the remedies available in the Dutch courts, the acceptance by such courts of jurisdiction, the effect of provisions imposing prescription periods and to the availability of defenses such as set off (unless validly waived) and counter-claim; in addition, our opinion is subject to and limited by the provisions of any applicable bankruptcy, insolvency, moratorium and other laws of general application relating to or affecting generally the enforcement of creditors' rights and remedies.

(ii) The choice of the law of the State of New York as the law governing the Guaranteed Debt Indenture, the Distribution Agreement and the Guaranteed Debt Securities will generally be recognised and applied by Dutch courts, provided, however, that Dutch courts may give effect to the mandatory rules of the laws of another country with which the situation has a close connection, if and insofar as, under the law of the latter country, those rules must be applied whatever the law applicable to the contract. In considering whether to give effect to these mandatory rules of such third country, regard shall be had to their nature and purpose and to the consequences of their application or non-application. Moreover, a Dutch court may give effect to the rules of the laws of the Netherlands in a situation where they are mandatory irrespective of the law otherwise applicable to the documents in question.

(iii) The application of a rule of the law of any country that otherwise would govern an obligation may be refused by the courts of the Netherlands if such application is manifestly incompatible with the public policy (ORDRE PUBLIC)

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         of the Netherlands. On the face of the provisions of the Documents (but with the express reservation that we are not conversant with any laws other than the laws of the Netherlands) we are not aware of any provision which might result in such non-application with respect to the Documents.

(iv) The terms "legal", "valid", "binding", "obligation" and "enforceable" mean that the obligations to which those terms relate are of a type which under the laws of the Netherlands are generally recognized or are generally enforceable, however, specific performance may not always be granted by Dutch Courts.

(v) To the extent that the laws of the Netherlands would apply (i) the courts of the Netherlands may deem applicable in addition to the legal consequences (RECHTSGEVOLGEN) which have been agreed upon by the parties to the Documents such legal consequences which, pursuant to the nature of the Documents, would result from the law, usual practices or the requirements of reasonableness and fairness, (ii) the enforcement of obligations may be limited to the extent that a court may, as a result of general principle of Dutch civil law and dependent upon all relevant circumstances of the particular case, deem enforcement unacceptable with a view to the standards of reasonableness and fairness (REDELIJKHEID AND BILLIJKHEID) and (iii) the courts of the Netherlands may change the effects of a contractual obligation at the request of any one of the parties thereto, or terminate the whole or any part of contractual obligations on the ground that unforeseen circumstances have occurred of such a nature that the other party or parties may, according to standards of reasonableness and fairness, not expect an unchanged performance of the obligation under such contractual obligation; such a change or termination may be given retroactive force.

(vi) Any enforcement of the Documents and of any foreign judgments in the Netherlands will be subject to the rules of civil procedure as applied by the courts of the Netherlands; such courts have the power to make an award in a foreign currency; enforcement against the assets in the Netherlands of a judgment for a sum of money expressed in foreign currency would be executed, however, in terms of Dutch legal tender and the applicable rate of exchange would be that prevailing at the date of payment.

(vii) Pursuant to the Netherlands Saving Certificates Act (WET INZAKE SPAARBEWIJZEN or the "SAVING CERTIFICATE ACT") of 21st April 1985, any

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         transfer or acceptance of securities (including interests in any global securities) which are zero-coupon securities, or otherwise fall within the definition of savings certificates (SPAARBEWIJZEN) in the Savings Certificates Act, is prohibited unless the transfer and acceptance is done through the mediation of either the issuer thereof or an institution admitted to the Amsterdam Stock Exchange. The aforesaid prohibition does not apply to a transfer and acceptance by natural persons not acting in the course of their business or profession. In addition, pursuant to the Savings Certificates Act, certain administration procedures and identification requirements in relation to the issue of, transfer of, or payment on securities qualifying as saving certificates have to be complied with. The Savings Certificates Act is not applicable to the issue and trading of securities qualifying as savings certificates, if such securities are physically issued outside the Netherlands and are not immediately thereafter distributed within the Netherlands in the course of primary trading.

(viii) All powers of attorney (including, but not limited to, powers of attorney expressed to be irrevocable and all appointments of process agents or other agents) by the Company, explicitly or by implication, terminate by operation of law and without notice upon the bankruptcy (FAILLISSEMENT) of the Company.

(ix) Powers of attorney, which are expressed to be irrevocable, are not capable of being revoked insofar as they extend to the performance of legal acts (RECHTSHANDELINGEN) which are in the interest of the attorney appointed under such power of attorney or a third party. However, at the request of the person issuing the power of attorney, an heir or the trustee of such person, the court may amend or cancel for significant reasons an irrevocable power of attorney.

(x) Unless otherwise provided therein, any power of attorney terminates by operation of law upon the death of, the commencement of legal guardianship over, the bankruptcy of, or the declaration that a debt settlement arrangement shall apply to, the attorney appointed under such power of attorney or by notice of termination given by such attorney.

         Any appointment of a process agent is subject to the rules set forth in paragraph (viii) through (x).

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(xi)     In the event of the Company's suspension of payments (SURSEANCE VAN
         BETALING), the Company's estate will not be legally bound by any legal act performed by the Company or an attorney acting on the Company's behalf unless the administrator (BEWINDVOERDER) has given his co-operation or unless and to the extent that the Company's estate has gained a benefit as a result of such legal act.

         MUTATIS MUTANDIS the same applies in case of bankruptcy of the Company, in that the receiver in bankruptcy (CURATOR) will be solely authorized to incur obligations on behalf of the Company as of the bankruptcy date.

(xii) Service of process for any proceedings before a Dutch court must be performed in accordance with Dutch laws of civil procedure.

(xiii) The taking of concurrent proceedings in more than one jurisdiction in which the Council Regulation (EC) No 44/2001 of 22 December 2000, is applicable may be precluded by Article 27 et. seg. of that Council Regulation.

(xiv)    The validity of the Documents may be affected by the provisions of section 3:45 of the Dutch Civil Code (to which section 42 of the Dutch Bankruptcy Act corresponds in case of bankruptcy). These provisions grant to creditors, including future creditors, and the receiver in bankruptcy, the right to challenge the validity of certain transactions entered into by a debtor if (i) such transactions are entered into by such debtor without a legal obligation to do so, (ii) the rights of such creditors are thereby prejudiced, and (iii) there is knowledge on the part of such debtor and the party with whom the transaction is made that the rights of other creditors of such debtor would be prejudiced.

(xv) Ultra vires (DOELOVERSCHRIJDING) is a remedy at law, available under the second book of the Dutch Civil Code, by which any legal acts (including but not limited to transactions such as contemplated by the Documents) may be annulled at the petition of the legal entity committing such legal acts. Whether or not certain acts can be deemed as ultra vires will depend on the object clauses (DOELOMSCHRIJVINGEN) as contained in the legal entities' constitution (STATUTEN) and any other relevant circumstances.

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In issuing this opinion we do not assume any obligation to notify or to inform you of any developments subsequent to its date that might render its contents untrue or inaccurate in whole or in part at such time.

This opinion:

(a) expresses and describes Dutch legal concepts in English and not in their original Dutch terms; these concepts may not be identical to the concepts described by the English translations; this opinion may therefore be relied upon only on the express condition that it shall be governed by and that all words and expressions used herein shall be construed and interpreted in accordance with the laws of the Netherlands;

(b)      speaks as of the date stated above;

(c)      is addressed to you and is solely for your benefit;

(d) is strictly limited to the matters set forth herein and no opinion may be inferred or implied beyond that expressly stated herein;

(e) may not be relied upon by any other person, company, enterprise or institution other than you.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Opinions" in the Prospectus.

The foregoing opinion is limited to the laws of the Netherlands as at present in effect.

This opinion is given on behalf of Baker & McKenzie, Amsterdam and not on behalf of any other office or associated firm of Baker & McKenzie. In this opinion the expressions "we", "us", "our" and like expression should be construed accordingly.

Yours sincerely,

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P.L.A.M. Schroeder

ENCL.

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Annex 1           Certificate

To:               Baker & McKenzie
                  P.O. Box 2720
                  1000 CS Amsterdam
                  The Netherlands

Dear Sirs,

We, the undersigned, being all the managing directors of John Deere B.V. and acting in the name of and on behalf of John Deere B.V. (the "COMPANY"), a private limited liability company incorporated under the laws of the Netherlands, with registered office at Energiestraat 16, Horst, the Netherlands.

WHEREAS the Company and Deere & Company would like to file the combined Registration Statement on Form S-3 (the "REGISTRATION STATEMENT") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering from time to time, as set forth in the prospectus contained in the Registration Statement and as to be set forth in one or more supplements to the Prospectus, of Company's unsecured senior debt securities, unconditionally guaranteed by Deere & Company (the "GUARANTEED DEBT SECURITIES") with an aggregate issue price as set forth in the Registration Statement.

WHEREAS the Guaranteed Debt Securities will be issued by the Company under an indenture (the "GUARANTEED DEBT INDENTURE"), dated as of 30 March 2001, as supplemented from time to time, among the Company, Deere & Company, which acts as guarantor, and JPMorgan Chase Bank (formerly: The Chase Manhattan Bank), trustee (the "GUARANTEED DEBT TRUSTEE").

The Guaranteed Debt Indenture and the Guaranteed Debt Securities together are hereinafter sometimes referred to as the "DOCUMENTS".

DO HEREBY CERTIFY THAT:

the resolution of the board of managing directors of the Company and the shareholders resolution of Company, copies of which are attached hereto in Exhibit A, have been duly passed by duly appointed managing directors of the Company and the shareholders respectively and have not been amended or rescinded and are

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in full force and effect and that no managing director of the Company has any interest in the transactions to which the Documents relate.

Dated [  ], 2002


By:   __________________           By:   ___________________
Name: James R. Jabanoski           Name: Leon A.G. Sternheim